Exhibit 99.34

Champion Safe Company Wraps Up a Strong Showing at the 154th NRA Annual Meeting

PROVO, UT, April 28, 2025 (GLOBE NEWSWIRE) -- Champion Safe Company, a leading manufacturer of premium safes and wholly-owned subsidiary of American Rebel Holdings, Inc. (NASDAQ: AREB), America’s Patriotic Brand ( americanrebel.com ), is proud to announce a strong and successful presence at the 154th NRA Annual Meetings & Exhibits held this past weekend in Atlanta, Georgia. Champion’s booth saw steady traffic and enthusiastic interest from NRA members passionate about protecting their firearms, their families, and their Second Amendment rights.

“Our team was energized by the incredible passion and patriotism of the NRA members we met in Atlanta,” said Tom Mihalek, CEO of Champion Safe Company. “It’s clear that Champion’s commitment to building safes with American-made steel and uncompromising strength really resonates with people who care deeply about freedom and security.”

Throughout the event, attendees explored Champion’s full lineup of gun safes and vault doors, drawn to the company’s reputation for superior strength, fire protection, and craftsmanship. Many took advantage of show specials, and the strong interest in Champion products led to a significant boost to the brand during the weekend.

“The NRA Annual Meeting is a reminder of why we do what we do,” Mihalek added. “Champion safes are built to protect the rights, values, and possessions that matter most to Americans.”

Champion Safe Company extends its thanks to the NRA, the City of Atlanta, The Atlanta Safe House and the thousands of attendees who made the 154th Annual Meeting a tremendous success.

For more information about Champion Safe, visit championsafe.com.

About Champion Safe Company

Champion Safe Company has been at the forefront of safe manufacturing for over 25 years, offering a range of high-quality safes designed for ultimate security and fire protection. With a commitment to craftsmanship and innovation, Champion Safes are trusted by homeowners, gun owners, and businesses across the nation.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit americanrebel.com and americanrebelbeer.com. For investor information, visit americanrebel.com/investor-relations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of the meeting, actual effect of the meeting on sales, margin and profit growth, our ability to effectively execute our business plan, and the Risk Factors contained within AREB’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2023 and Form 10-Q for the nine months ended September 30, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

ir@americanrebel.com